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                                                                    Exhibit f.16

                                                                  EXECUTION COPY

                           BACKUP SERVICING AGREEMENT


                  THIS BACKUP SERVICING AGREEMENT (the "Agreement") dated as of December 31, 1996, is entered into among FIRST TRUST NATIONAL ASSOCIATION, a national banking association ("First Trust"), as backup servicer (the "Backup Servicer"), SIRROM CAPITAL CORPORATION, a Tennessee corporation ("Sirrom")(in its capacity as initial Servicer under the Indenture referred to below, the "Servicer"), and ING BARING (U.S.) CAPITAL MARKETS, INC., as agent for certain Holders of Notes issued under the Indenture (the "Program Agent"). Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

                              PRELIMINARY STATEMENT

                  WHEREAS, Sirrom is the initial Servicer under that certain Master Trust Indenture and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, and together with any Supplement thereto, the "Indenture"), with Sirrom Funding Corporation, a Delaware corporation, as the Issuer and First Trust as the Trustee; and

                  WHEREAS, the parties hereto desire to set forth certain agreements with respect to (i) the performance by the Backup Servicer of certain services which relate to the servicing by Sirrom of the Issuer Loans pledged to the Trustee under the Indenture (the "Pledged Loans") and (ii) the assumption of certain responsibilities as Servicer under the Indenture under certain circumstances;

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Reconciliation Procedures. So long as the Backup Servicer has not been appointed the "Servicer" pursuant to Section 2 hereof and
Section 10.02 of the Indenture:

                  (a) On or prior to the Determination Date with respect to each Monthly Payment Date, the Servicer shall prepare and deliver to the Backup Servicer, by overnight courier of national standing, a copy of the Settlement Statement prepared by the Servicer pursuant to Section 3.05(b) of the Indenture for the


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immediately preceding Collection Period and a computer tape or diskette, in a format acceptable to the Program Agent and the Backup Servicer, containing all information with respect to the Pledged Loans necessary to prepare the Settlement Statement.

                  (b) On or before the Business Day preceding each Monthly Payment Date in respect of the immediately preceding Collection Period, the Backup Servicer shall (i) use the data received pursuant to subparagraph (a) above to verify the amount of Principal Collections and Interest Collections received with respect to the Pledged Loans during such Collection Period as set forth in the applicable Settlement Statement and (ii) report to the Servicer the nature and amount of any discrepancies identified as a result of such verification process. The Servicer and the Backup Servicer shall use their best efforts to reconcile any discrepancies identified to the Servicer pursuant to the immediately preceding sentence prior to the related Monthly Payment Date; provided that if the Servicer and the Backup Servicer are unable to reconcile such discrepancies within two (2) Business Days after the such Monthly Payment Date, the Servicer shall cause a firm of independent accountants to audit such Settlement Statement and, prior to the seventh Business Day after such Monthly Payment Date, reconcile such discrepancies. The effect, if any, of such reconciliation shall be reflected in the next Daily Report delivered by the Servicer to Trustee pursuant to the terms of the Indenture and the next Settlement Statement for the immediately succeeding Monthly Payment Date.

                  (c) First Trust is hereby authorized and empowered, with the prior written consent of the Program Agent, Sirrom and the Trustee, to subcontract with or delegate to any other Person (at the Backup Servicer's expense) for performance of its duties and obligations as Backup Servicer described in this Agreement; provided that such other Person shall not become the Backup Servicer hereunder and First Trust shall remain liable for the performance of its duties and obligations as the Backup Servicer pursuant to the terms hereof. The Program Agent, Sirrom and the Trustee hereby consent to the appointment by First Trust of American Network Leasing Corporation as its subcontractor for the performance of its duties described herein. Each subcontracting agreement will be upon such terms and conditions as are not inconsistent with this Agreement. All compensation payable to a subcontractor under any subcontracting agreement shall be payable by the Backup Servicer from the fee received by it pursuant to Section 4 hereof or otherwise from its own funds, and neither the Trustee, Sirrom nor the Program Agent shall have any obligations, duties or liabilities of any kind whatsoever under any such subcontracting agreements.


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                  (d) The Backup Servicer shall have no obligations under this
Agreement other than those specifically set forth in this Section 1, and shall not otherwise be obligated to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any action or omission on the part of the Servicer.

                  SECTION 2. Assumption of Obligations. (a) The Backup Servicer hereby agrees, on the date (the "Assumption Date") specified in the written notice from the Backup Servicer to the Trustee pursuant to Section 10.02(a) of the Indenture, and without any further notice, to assume the obligations of Servicer, other than (i) the obligation, if any, of Sirrom to advance funds pursuant to the Indenture, (ii) any obligation of the Servicer to make payments with respect to any losses on investments made by or at the direction of the Servicer, and (iii) any obligation of the Servicer to take any legal action which the Backup Servicer in its reasonable opinion believes may subject it to any liability in connection with such legal action. From and after the Assumption Date, the Backup Servicer shall be entitled to all of the rights granted to the Servicer by the terms and provisions of the Indenture. The Backup Servicer shall not be obligated to assume the duties of the Servicer in the event the Backup Servicer is determined to be incapable of performing such duties as a matter of law in accordance with the provisions of Section 10.02 of the Indenture.

                  (b) Notwithstanding the Backup Servicer's assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of the Servicer under the Indenture arising on and after the Assumption Date, the Backup Servicer shall not be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, obligations or liabilities of Sirrom or any predecessor Servicer arising on the terms of the Indenture, arising by operation of law or otherwise, including, without limitation, any liability for, any duties, responsibilities, obligations or liabilities of Sirrom or any predecessor Servicer arising on or before the Assumption Date under Article III of the Indenture, regardless of when the liability, duty, responsibility or obligation of Sirrom or any predecessor Servicer therefor arose, whether provided by the terms of the Indenture, arising by operation of law or otherwise and in no case will the Backup Servicer have any liability for any failure to perform its duties as Servicer, or any loss or damages arising from such failure, that results from the actions (or inaction) of any predecessor Servicer on or before the Assumption Date.


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                  SECTION 3. Indemnity. Sirrom shall indemnify, defend, and hold harmless the Backup Servicer from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon the Backup Servicer through, the negligence, willful misfeasance, or bad faith of Sirrom in the performance of its duties under this Agreement or the Indenture or by reason of reckless disregard of its obligations and duties under this Agreement or the Indenture.

                  SECTION 4. Fees. The Backup Servicer shall be entitled to such fees as are set forth in the fee agreement executed in connection herewith between the Program Agent and the Backup Servicer.

                  SECTION 5. Further Assurances. The Backup Servicer agrees to execute, acknowledge and deliver from time to time all such further instruments and documents and to take all reasonable actions as the Program Agent may from time to time reasonably request to preserve the rights and obligations created hereunder; provided, however, that the Backup Servicer shall not be required to take any action which is contrary to this Agreement or applicable law, or which is not reasonably incidental to its duties and responsibilities under this Agreement or is of a type unrelated to its business.

                  SECTION 6. Termination. This Agreement shall continue in full force and effect until the earliest of the date (i) that the Backup Servicer has assumed the obligations and responsibilities of the Servicer under the Indenture pursuant to this Agreement, (ii) the satisfaction and discharge of the obligations of the Issuer under the Indenture shall have occurred, (iii) that the Backup Servicer resigns (which resignation may be made at any time by not less than 120 days' prior written notice to the Servicer and the Program Agent) and (iv) that the Backup Servicer is to be removed (which removal may be made at any time without cause by the Program Agent by not less than 60 days' notice then given in writing to the Backup Servicer and the Servicer). Notwithstanding the foregoing, the provisions of Sections 2 and 3 of this Agreement shall be continuing and shall survive the termination of this Agreement.

                  SECTION 7. Notice. All demands, notices and communications under this Agreement shall be in writing, and delivered (a) personally, (b) by certified mail, return receipt requested, (c) by Federal Express or similar overnight carrier service or (d) by telecopy and shall be deemed to have been duly given upon receipt, (i) in the case of the Backup Servicer, to First Trust National Association, 180 East Fifth Street,

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SPFT0210, St. Paul, Minnesota 55101, Attention: Structured Finance
Administration, (Telecopy: (612) 244-0089) with a copy to American Network Leasing Corporation, 5400 Legacy Drive, Plano, Texas 75024, Attention: William
H. Skelton (Telecopy: 972-605- 3140), (ii) in the case of Sirrom, to Sirrom Capital Corporation, 500 Church Street, Suite 200 Nashville, Tennessee 37219,
Attention: Chief Financial Officer (Telecopy: 615-726-1208) and (iii) in the case of the Program Agent, to ING Baring (U.S.) Capital Markets, Inc., 135 East 57th Street, New York, New York 10022-2101, Attention: Laurel S. Choate (Telecopy: 212-593-3362).

                  SECTION 9. Miscellaneous. This Agreement may not be assigned by the Backup Servicer or Sirrom. This Agreement may be assigned by the Program Agent only to a successor Program Agent appointed pursuant to the Indenture. This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties under this Agreement shall be determined in accordance with such laws. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  SECTION 10. Conflict. The parties hereto acknowledge and agree that to the extent the provisions of this Agreement conflict with the provisions of the Indenture insofar as they relate to the Backup Servicer, the provisions of this Agreement shall control.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective officers as of the day and year first above written.


                                     FIRST TRUST NATIONAL ASSOCIATION,
                                     as Backup Servicer


                                     By:
                                        --------------------------
                                         Name:
                                         Title:



                                     SIRROM CAPITAL CORPORATION


                                     By:
                                         --------------------------
                                         Name:
                                         Title:



                                     ING BARING (U.S.) CAPITAL MARKETS,
                                     INC., as Program Agent


                                     By:
                                         --------------------------
                                         Name:
                                         Title:



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